EXHIBIT 99.1

DOLLAR TREE REPORTS FIRST-QUARTER SALES OF $749.1 MILLION

CHESAPEAKE, Va. – May 5, 2005 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal first quarter of 2005 were $749.1 million, a 5.5% increase compared to $710.3 million in last year’s fiscal first quarter. These sales results were within the range of the Company’s most recent guidance of $740 to $755 million. Comparable-store sales for the quarter declined 3.7%.

“While comparable store sales were positive for the first nine weeks of the quarter, we were negatively impacted by the earlier Easter holiday and severe weather conditions in various parts of the country,” President and CEO Bob Sasser said. “Further, our customers continue to be pressured by higher gasoline prices, which is limiting the number of shopping trips as well as shrinking their disposable income. While we are facing strong head winds in the near term, we expect many of the benefits from our 2005 initiatives, including increased advertising, to be realized in the second half of the year and beyond.”

Based on the aforementioned first quarter sales, the Company now expects earnings per share to be in the range of $0.25 to $0.26.

The Company will provide more detailed information about its first quarter 2005 operating results and provide updated guidance for the second quarter and the balance of fiscal 2005 during its upcoming earnings conference call scheduled for Wednesday, May 25, 2005, 9:00 a.m. EDT. The telephone number for the call is 703-639-1319. A recorded version of the call will be available until midnight Friday, June 4, and may be accessed by dialing 703-925-2533 and the access code is 701625. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, June 4.

Dollar Tree operated 2,791 stores in 48 states as of April 30, 2005, compared to 2,579 stores in 47 states a year ago. During the first fiscal quarter of 2005, the Company opened 65 stores, closed 9 stores, and expanded or relocated 30 stores. The Company’s retail selling square footage totaled approximately 21.3 million at May 5, 2005, an 18% increase compared to a year ago. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward -looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward - looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward - looking statements include statements regarding our expectations for first-quarter 2005 earnings per share and our expectations for the remainder of the year. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 14, 2005. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward - looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward - looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Kent Kleeberger
757-321-5000
www.DollarTree.com